Exhibit 99.1

Contact:	Adriana Gascoigne LEWIS PR for WatchGuard 415.992.4400 watchguard@lewispr.com	Jeff Wenker WatchGuard Public Relations 206.613.6646 jeff.wenker@watchguard.com

WatchGuard Reports Annual Meeting Voting Results

Seattle, WA – May 4, 2006. WatchGuard Technologies, Inc. (Nasdaq:WGRD), a leading provider of Unified Threat Management solutions, today announced the results of the voting at its Annual Meeting of Stockholders. Its stockholders elected Steven N. Moore to the board of directors as a Class 3 director and ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2006. WatchGuard’s stockholders did not approve its stockholder rights plan.

“While we are disappointed that the rights plan was not approved, our disappointment stems from the fact that we believed the rights plan was an important tool we had at our disposal to maximize the value we could bring to our stockholders in any negotiated strategic transaction,” said Ed Borey, chairman and chief executive officer. “As I have stated many times in the past, I and the Board of Directors are control-agnostic and are, and have been, actively evaluating the long-term strategic alternatives for the Company. It is for this reason that we formally engaged Wachovia Securities as financial advisor in December of 2005, and we continue to remain committed to determining the path that creates the greatest value for our stockholders.”

About WatchGuard Technologies, Inc.

WatchGuard provides network security. The company’s Firebox X family of upgradeable appliances delivers the performance, functionality and security strength to meet the needs of organizations of any size. WatchGuard’s Intelligent Layered Security protects against emerging threats and provides the platform to integrate additional services offered by the Company. All WatchGuard products include a LiveSecurity Service subscription for vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia. For more information, please visit www.watchguard.com.

Certain statements in this press release, including statements about our ability to maximize the value we can bring to our stockholders, statements about our ability to pursue and create value for our stockholders from our chosen long-term strategic alternative and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that we are unable to maximize the value we can bring to our stockholders, the risk that we are not able to pursue and create value for our stockholders from our chosen long-term strategic alternative and the other risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners.